                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            CABOT INDUSTRIAL TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                            CABOT INDUSTRIAL TRUST
                          Two Center Plaza, Suite 200
                          Boston, Massachusetts 02108

                               ----------------

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                                      and
                                PROXY STATEMENT

                               ----------------

                                                                  April 2, 1999

Dear Shareholder:

  You are cordially invited to attend our 1999 Annual Meeting of Shareholders, which will be held on Monday, May 3, 1999, at 9:00 a.m. local time at State Street Bank & Trust Company, 225 Franklin Street, Boston, Massachusetts.

  The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at the Annual Meeting. We will also report on matters of current interest to our shareholders, and there will be an opportunity following the formal meeting for questions and answers.

  Please sign and return the enclosed proxy card in the envelope provided as soon as possible so that your shares will be represented at the meeting. This will not prevent you from attending the meeting and voting in person or from changing your vote by executing a subsequent proxy. You are encouraged to specify your choices on the matters indicated. However, it is not necessary to specify your choice on a matter if you wish to vote in accordance with the recommendations of the Company's Board of Trustees, in which case merely signing, dating, and returning the proxy card will be sufficient.

  On behalf of the Board of Trustees and management of Cabot Industrial Trust, I would like to express our appreciation for your interest in the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Ferdinand Colloredo-Mansfeld
                                          Ferdinand Colloredo-Mansfeld
                                          Chairman and Chief Executive Officer


   ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. IF YOU DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                            CABOT INDUSTRIAL TRUST
                          Two Center Plaza, Suite 200
                          Boston, Massachusetts 02108

                               ----------------

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 3, 1999

                               ----------------

TO THE SHAREHOLDERS OF CABOT INDUSTRIAL TRUST:

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Cabot Industrial Trust, a Maryland real estate investment trust (the "Company"), will be held on Monday, May 3, 1999, at 9:00 a.m. local time for the following purposes:

   1. To elect two Class II Trustees to the Board of Trustees of the Company to serve for three-year terms; and to elect one Class I Trustee to serve for the two-year remainder of the term for Class I Trustees;

   2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and

   3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  The Board of Trustees has selected March 26, 1999 as the record date for the Annual Meeting. Only those shareholders of record as of the close of business on that date, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

                                          By Order of the Board of Trustees,

                                          /s/ Neil E. Waisnor
                                          Neil E. Waisnor
                                          Senior Vice President-Finance,
                                           Treasurer and Secretary

Boston, Massachusetts
April 2, 1999

                            CABOT INDUSTRIAL TRUST
                          Two Center Plaza, Suite 200
                          Boston, Massachusetts 02108

                               ----------------

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 3, 1999

                               ----------------

Time and Location of Annual Meeting

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Cabot Industrial Trust, a Maryland real estate investment trust (the "Company"), for use at the Company's 1999 Annual Meeting of Shareholders to be held Monday, May 3, 1999 at 9:00 a.m. local time at State Street Bank & Trust Company, 225 Franklin Street, Boston, Massachusetts and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about April 2, 1999.

Voting Rights and Solicitation

  Only shareholders of the Company's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of record at the close of business on March 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters to be voted upon by shareholders at the meeting. There were 40,518,271 Common Shares outstanding as of the Record Date.

  The presence in person or by proxy of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Each valid proxy received by the Company in response to this soliciation will be voted at the Annual Meeting as indicated on the proxy. If no indication is made with respect to a proposal, the proxy will be voted for election of the Trustees named in this Proxy Statement and for the ratification of Arthur Andersen LLP as the Company's independent public accountants for 1999. The proxies solicited hereby also confer authority on the proxy holders named therein to vote in accordance with their best judgement on any other matter that may come before the Annual Meeting and may properly be voted upon.

  The nominees receiving the highest number of affirmative votes in each class, up to the number of Trustees to be elected in that class, will be elected Trustees of the Company. Shareholders do not have the right to cumulate their vote in the election of Trustees. Ratification of the appointment of the independent public accountants requires the affirmative vote of a majority of the votes cast on that proposal at the Annual Meeting. Abstentions and broker non-votes will be counted as present at the meeting for determining the presence of a quorum, but will have no effect on the outcome of the votes on the proposals described in this Proxy Statement.

  Any person submitting a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. In addition, persons submitting proxies may elect to attend the Annual Meeting and vote in person, although mere attendance at the meeting will not serve to revoke a proxy.

Cost of Solicitation

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, Trustees, officers and employees of the Company, who will not receive additional compensation for such services, may solicit proxies in person or by telephone or other means of communication. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of the Common Shares held of record by them and will be reimbursed by the Company for their reasonable expenses in doing so.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS

  The following table sets forth, as of March 10, 1999 (unless otherwise indicated), the beneficial ownership of Common Shares of (i) each person known by the Company to own more than 5% of the Common Shares, (ii) each Trustee and nominee, (iii) each person named in the Summary Compensation Table herein, and
(iv) all Trustees and executive officers of the Company as a group. The table also sets forth the number of limited partnership units ("Units") of Cabot Industrial Properties, L.P., the Company's subsidiary operating partnership (the "Operating Partnership"), owned by each beneficial owner of Units who, upon exchange of Units for Common Shares, would own more than 5% of the Common Shares, and by the persons and group specified in clauses (ii) through (iv) above. Pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement"), the Units became exchangeable for Common Shares on a one-for-one basis or the cash equivalent thereof (as determined by the Company) beginning February 4, 1999. Unless otherwise indicated, the persons and entities named below have sole voting and investment power with respect to all Common Shares and Units shown as beneficially owned by them.

                                                   Percent of All Percent of All
                                Common             Common Shares      Common
    Beneficial Owner(1)         Shares     Units    and Units(2)    Shares(3)
    -------------------       ---------- --------- -------------- --------------
Ferdinand Colloredo-Mansfeld
(4).........................       1,050 1,419,157      3.3%           3.4%
Robert E. Patterson (5).....      14,000   197,340       *              *
Franz Colloredo-Mansfeld
(6).........................       4,500   138,491       *              *
Andrew D. Ebbott (7)........       2,000    86,499       *              *
Howard B. Hodgson, Jr. (8)..       1,000    86,499       *              *
Eugene F. Reilly (7)........         --     80,416       *              *
Neil E. Waisnor (7).........         --     86,499       *              *
George M. Lovejoy, Jr. (9)..       2,000       --        *              *
Christopher C. Milliken
(10)........................      10,100       --        *              *
Maurice Segall (10).........      12,500       --        *              *
W. Nicholas Thorndike (10)..      15,000       --        *              *
Ronald L. Skates (10), (11).      20,000       --        *              *
IBM Retirement Plan Trust
(12)........................  10,246,244       --      23.6%          25.3%
Pennsylvania Public School
 Employes'
 Retirement System (13).....   5,502,973       --      12.7%          13.6%
New York State Teachers' Re-
tirement System (14)........   5,951,526       --      13.7%          14.7%
State of Wisconsin Invest-
ment Board (15).............   2,959,534       --       6.8%           7.3%
Leland Stanford Jr. Endow-
ment Fund (16)..............   2,367,923       --       5.4%           5.8%
The Prudential Insurance
Company of America (17).....   2,505,143       --       5.8%           6.2%
Argo Partnership II, L.P.
(18)........................   1,586,484       --       3.6%           3.9%
Morgan Stanley Dean Witter &
Co. (19)....................   1,016,200       --       2.3%           2.5%
All Trustees, and executive
officers as a group (12 per-
sons).......................      82,150 2,044,901      4.8%           5.0%

--------
* Less than 1%.

(1) Unless otherwise indicated, the address of each named person or the title holding entity is c/o Cabot Industrial Trust, Two Center Plaza, Suite 200, Boston, Massachusetts 02108.

(2) Assumes that all Units are exchanged for Common Shares on a one-for-one basis, and includes options beneficially owned by the identified person or group (and no other person) which are exercisable.

(3) Assumes that all Units beneficially owned by the identified person or group (and no other person) are exchanged for Common Shares on a one-for-one basis.

(4) Includes 150,000 Units owned by family trusts with respect to which Mr. Colloredo-Mansfeld has shared voting and investment power as a co-trustee, 451,165 Units held of record by C-M Holdings L.P. and 4,700 Units held of record by Mr. Colloredo-Mansfeld's spouse. C-M Holdings L.P. is a limited partnership of which Mr. Colloredo-Mansfeld owns a 97% partnership interest. Also includes 87,500 shares issuable under exercisable options.

(5) Includes 2,000 Common Shares held by Mr. Patterson's children and 12,000 Common Shares held by trusts with respect to which he has shared voting and investment power. Mr. Patterson disclaims beneficial ownership of these Common Shares. Also includes 68,750 shares issuable under exercisable options.

(6) Includes 50,000 Units owned by a family trust with respect to which Mr. Colloredo-Mansfeld is a beneficiary and has shared voting and investment power with his father, Ferdinand Colloredo-Mansfeld, as a co-trustee, and 4,700 Units held of record by C-M Holdings L.P. Also includes 62,500 shares issuable under exercisable options.

(7) Includes 50,000 shares issuable under exercisable options.

(8) Includes 750 Common Shares held of record by Mr. Hodgson's three children. Also includes 50,000 shares issuable under exercisable options.

(9) Information as of March 11, 1999.

(10) Includes 10,000 shares issuable under exercisable options.

(11) Includes 2,000 Common Shares in which Mr. Skates has shared voting and investment powers that are owned by family trusts of which Mr. Skates is co-trustee and in which each trustee has the power without the other to both vote and dispose of trust assets.

(12) Information based on a Schedule 13G, dated April 22, 1998, filed with the Securities and Exchange Commission. The address of IBM Retirement Plan Trust is 3001 Summer Street, Stamford, Connecticut 06905.

(13) The business address of Pennsylvania Public School Employes' Retirement System is Commonwealth of Pennsylvania, Public School Employes' Retirement System, 5 North 5th Street, Harrisburg, Pennsylvania 17108.

(14) Common Shares held of record by Ronis & Co., for the benefit of New York State Teachers' Retirement System. The business address of these entities is c/o Bankers Trust Company, 14 Wall Street, New York, New York 10005.

(15) Information based on a Schedule 13G/A, dated February 2, 1999, filed with the Securities and Exchange Commission. The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(16) The business address of Leland Stanford Jr. Endowment Fund is c/o Director of Real Estate Investments, Stanford Management Company, 2770 Sand Hill Road, Menlo Park, California 94025.

(17) Includes 1,194 shares with respect to which The Prudential Insurance Company of America ("Prudential") has shared voting and investment power. Information based on a Schedule 13G/A, dated January 26, 1999, filed with the Securities and Exchange Commission. Prudential's address is 751 Broad Street, Newark, New Jersey, 07102-3777.

(18) Common Shares held of record by West Coast Industrial, L.L.C. which are beneficially owned by its managing member, Argo Partnership II, L.P., whose business address is c/o The O'Connor Group, 399 Park Avenue, New York, New York 10022. Information is based on a Schedule 13G, dated February 3, 1999, filed with the Securities and Exchange Commission.

(19) Includes 1,000,000 Common Shares with respect to which Morgan Stanley Dean Witter Investment Management, Inc. shares voting and investment power. Common shares held of record by Morgan Stanley Dean Witter as advisor to Stichting Bedrijspensioenfonds Voor De Metaalnijhverheid, Stichting Pensioenfonds ABP, MS Real Estate Special Situations Inc., The Morgan Stanley Real Estate Special Situations Funds I, L.P., The Morgan Stanley Real Estate Special Situations Fund II, L.P. and Morgan Stanley Real Estate Special Situations Real Estate Investors, L.P. Morgan Stanley, Dean Witter, & Co., as the owner of all of the common stock of Morgan Stanley Dean Witter Investment Management Inc., is
   deemed beneficially to own the Common Shares beneficially owned by these entities. Morgan Stanley Dean Witter Investment Management Inc. maintains its principal office at 1221 Avenue of the Americas, New York, New York 10020 and Morgan Stanley, Dean Witter & Co. maintains its principal office at 1585 Broadway, New York, New York 10036. Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Investment Management Inc. disclaim beneficial ownership of such Common Shares.

                       PROPOSAL 1.  ELECTION OF TRUSTEES

 The Board of Trustees consists of seven Trustees and is divided into three classes. Under the Company's Declaration of Trust, a majority of the Board must be persons other than officers or employees of the Company ("Independent Trustees"). One class of Trustees is elected annually, and each Trustee in a class serves a three-year term. The Board has nominated Ronald L. Skates and
W. Nicholas Thorndike for re-election to the Board at the Annual Meeting as Class II Trustees to serve until the annual meeting of shareholders in 2002. The Board has also nominated George M. Lovejoy, Jr. as a Class I Trustee to serve until the annual meeting of shareholders in 2001. Mr. Lovejoy was appointed by the Board to replace Noah T. Hendon who died in January 1999. Each of the nominees has indicated his willingness to serve if elected at the Annual Meeting. In the event that a nominee should become unwilling or unable to serve, all duly executed proxies will be voted for the election of such other person as may be designated by the Board of Trustees. Unless authority to vote for a nominee is withheld, all votes represented by a properly executed proxy will be cast in favor of Messrs. Skates, Thorndike and Lovejoy.

  The Board of Trustees recommends a vote FOR each of the nominees for Trustee.

  The table below contains a brief description of the business experience and positions held by each of the Trustees of the Company.

                                      Positions with Cabot Trust, Business
            Name             Age         Experience and Other Positions
            ----             ---      ------------------------------------
Nominee for Election as
 Class I Trustee:
  George M. Lovejoy, Jr.      68 Mr. Lovejoy became a Trustee of the Company in
   (1)(2)...................     March 1999. Mr. Lovejoy has since 1994 been
                                 President of Fifty Associates, a real estate
                                 investment company of which he has been an
                                 executive officer since 1966, and was a senior
                                 executive officer from 1972 to 1993 of
                                 Meredith & Grew, a real estate service company
                                 of which he was President from 1978 to 1988
                                 and Chairman from 1988 to 1993. He is a
                                 Trustee of MGI Properties, Chairman of the
                                 Investment Committee of Copley Investors
                                 Limited Partnership and a Director or Trustee
                                 of a number of funds in the Scudder family of
                                 mutual funds. Mr. Lovejoy's professional
                                 organization affiliations include Counselors
                                 of Real Estate, the Greater Boston Building
                                 Owners & Managers Associations and the Greater
                                 Boston Real Estate Board, each of which
                                 organizations he is a past President, the
                                 International Council of Shopping Centers, the
                                 Massachusetts and the National Associations of
                                 Realtors and the Institute of Real Estate
                                 Management. He is also a Trustee and a past
                                 President of the New England Aquarium, a
                                 Member of the Corporation of Northeastern
                                 University, and a member of the New England
                                 Advisory Committee of the Nature Conservancy.

                                       Positions with Cabot Trust, Business
            Name              Age         Experience and Other Positions
            ----              ---      ------------------------------------
Nominees for Election as
 Class II Trustees:
  Ronald L. Skates (1).......  57 Mr. Skates has been a Trustee of the Company since February 1998. Mr. Skates has been
                                  President, Chief Executive Officer and a
                                  Director of Data General Corporation since
                                  1989. Prior to joining Data General
                                  Corporation in 1986, Mr. Skates was a Partner
                                  of Price Waterhouse LLP, certified public
                                  accountants. He is a member of the American
                                  Institute of Certified Public Accountants and
                                  the Massachusetts Society of Certified Public
                                  Accountants. He is also a Trustee of
                                  Massachusetts General Hospital and a Director
                                  of the Massachusetts High Technology Council.
  W. Nicholas Thorndike        65 Mr. Thorndike has served as a Trustee of the
   (1)(2)....................     Company since February 1998. Mr. Thorndike
                                  retired in 1988 from Wellington Management
                                  Company/Thorndike, Doran, Paine and Lewis
                                  where he was Chairman of the Board and
                                  Managing Partner. Mr. Thorndike is a Director
                                  of Courier Corporation, Data General
                                  Corporation, the Providence Journal (where he
                                  is Chairman of the Executive Committee), and
                                  Bradley Real Estate, Inc. He also serves as a
                                  Trustee of Massachusetts General Hospital,
                                  having served as its Chairman of the Board
                                  from 1987 to 1992 and President from 1992 to
                                  1994, and serves as Trustee of Eastern
                                  Utilities Associates, Northeastern University
                                  and The Putnam Funds.

Class III Trustees with Terms Expiring in 2000:

  Ferdinand Colloredo-        59 Ferdinand Colloredo-Mansfeld has been Chairman
   Mansfeld.................     of the Board of Trustees and Chief Executive
                                 Officer of the Company since its formation in
                                 October 1997. Mr. Colloredo-Mansfeld also
                                 serves as the Chairman and Chief Executive
                                 Officer of Cabot Advisors, Inc. Mr. Colloredo-
                                 Mansfeld served as Chairman, Chief Executive
                                 Officer and Chief Investment Officer of Cabot
                                 Partners Limited Partnership from 1990 to
                                 1997, having previously served in the same
                                 positions with Cabot, Cabot & Forbes Realty
                                 Advisors, Inc. since its formation in 1986.
                                 Mr. Colloredo-Mansfeld previously served in
                                 senior executive positions of Cabot, Cabot &
                                 Forbes Company, a national real estate
                                 development, management and construction firm,
                                 becoming its Chief Financial Officer in 1973,
                                 Chief Operating Officer in 1974 and Chief
                                 Executive Officer in 1976, a position he held
                                 until his retirement from that company 1989.
                                 Mr. Colloredo-Mansfeld is a limited partner in
                                 Brown Brothers Harriman & Co. and is a
                                 Director of Data General Corporation and
                                 Raytheon Company. He is Chairman of the Board
                                 of Trustees of Massachusetts General Hospital.

                                      Positions with Cabot Trust, Business
            Name             Age         Experience and Other Positions
            ----             ---      ------------------------------------
  Robert E. Patterson.......  54 Mr. Patterson has been President and a Trustee of the Company since its formation in October
                                 1997. Mr. Patterson served as Executive Vice
                                 President, Director of Acquisitions and a
                                 member of the Investment Committee of Cabot,
                                 Cabot & Forbes Realty Advisors, Inc. and Cabot
                                 Partners Limited Partnership from 1987 to
                                 1997. Mr. Patterson is a Trustee of the Putnam
                                 Group of Mutual Funds, a Trustee of the Sea
                                 Education Association, and Chairman of the
                                 Board of Trustees of the Joslin Diabetes
                                 Center. He is a member of numerous industry
                                 associations, including the National
                                 Association of Real Estate Investment Trusts
                                 and the Urban Land Institute.
  Christopher C. Milliken     53 Mr. Milliken has been a Trustee of the Company
   (1)(2)...................     since February 1998. He has been President,
                                 Chief Executive Officer and a Director of the
                                 Boise Cascade Office Products Corporation
                                 since April 1998, previously having served as
                                 Senior Vice President, Operations from 1995 to
                                 April 1998 and Eastern Regional Manager from
                                 1990 to 1995. Prior to beginning his career at
                                 Boise Cascade Office Products Corporation in
                                 1977, Mr. Milliken served in various
                                 merchandise management positions at Marshall
                                 Field & Company from 1970 to 1977.
Class I Trustee with
 Term Expiring in 2001:
  Maurice Segall (1)(2).....  69 Mr. Segall has been a Trustee of the Company since February 1998. Mr. Segall has been a
                                 senior lecturer at the MIT-Sloan School of
                                 Management and a senior advisor to the Boston
                                 Consulting Group since 1989. Until 1989, he
                                 was Chairman, President and Chief Executive
                                 Corporate Officer of Zayre Corporation, which
                                 he joined as President and Chief Executive
                                 Officer in 1978. Mr. Segall is a Director of
                                 AMR Corporation and Harcourt General, Inc. He
                                 is a Trustee of Massachusetts General Hospital
                                 and the Boston Museum of Fine Arts.

--------
(1) Member of Audit Committee

(2) Member of Executive Compensation Committee

Meetings of the Board and Committees

  The Board of Trustees held 10 meetings in 1998. The Board of Trustees has two standing committees, the Audit and Compliance Committee and the Executive Compensation Committee. The Company does not have a nominating committee. Shareholder nominations must comply with the advance notice and other requirements set forth in the Company's Bylaws.

  The Audit and Compliance Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit and Compliance Committee consists solely of the Independent Trustees, with Mr. Skates as Chairman. It held three meetings in 1998.

  The Executive Compensation Committee determines compensation levels and policies for the Company's senior executive officers and implements the Company's Long Term Incentive Plan. The Executive Compensation Committee consists of Messrs. Thorndike (Chairman), Lovejoy, Segall and Milliken, each of whom is an Independent Trustee. It held four meetings in 1998.

Compensation of Trustees

  Independent Trustees receive an annual retainer of $18,000 and per meeting compensation of $1,000 for board meetings and $500 for committee meetings. The Chairmen of the Audit Committee and the Executive Compensation Committee each receive an additional $1,000 annually for their services in such capacities, and each Trustee is reimbursed for out-of-town travel expenses incurred in connection with attendance at Board and committee meetings. Each Independent Trustee also receives, under the Company's Long Term Incentive Plan, an initial grant of options to purchase 10,000 Common Shares on the date he or she becomes a Trustee, and an additional grant of options to purchase 4,000 Common Shares each year on the date of the Company's annual meeting of shareholders provided they have been reelected or are continuing to serve as Trustees following the meeting. The exercise price per share for options granted to Independent Trustees is the market price of a Common Share on the date of grant. Options granted to Independent Trustees become exercisable on the first anniversary of the date of grant.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning the compensation earned by the Company's Chief Executive Officer and each of its six other most highly compensated executive officers (collectively, the "Named Executive Officers") during the fiscal year ended December 31, 1998.


                                                     Long-Term
                                      Annual       Compensation
                                   Compensation       Awards
                                ------------------ -------------
                                                    Securities
    Name and Principal                              Underlying      All Other
         Position          Year Salary(1) Bonus(1) Options(#)(2) Compensation(3)
    ------------------     ---- --------- -------- ------------- ---------------
Ferdinand Colloredo-
 Mansfeld................. 1998 $240,315  $168,200    500,000        $1,800
 Chairman of the Board and
  Chief Executive Officer
Robert E. Patterson....... 1998 $222,178  $155,500    425,000        $1,800
 President
Franz Colloredo-Mansfeld.. 1998 $158,698  $119,000    375,000        $1,800
 Senior Vice President and
  Chief Financial Officer
Andrew D. Ebbott.......... 1998 $158,699  $169,000    300,000        $1,800
 Senior Vice President--
  Director of Acquisitions
Howard B. Hodgson, Jr..... 1998 $158,699  $119,000    300,000        $1,800
 Senior Vice President--
  Director of Real Estate
  Operations
Eugene F. Reilly.......... 1998 $158,699  $119,000    300,000        $1,800
 Senior Vice President--
  Director of Development
Neil E. Waisnor........... 1998 $158,699  $119,000    300,000        $1,800
 Senior Vice President--
  Finance, Treasurer and
  Secretary

--------
(1) For the period February 4, 1998 (inception of operations) through December 31, 1998.
(2) Option grants include rights to receive distribution equivalent units ("DEUs") annually based on the extent to which the annual dividend rate on the Company's Common Shares exceeds the average dividend rate on the common shares of the companies comprising the Standard & Poor's 500 Stock Index. DEUs vest on the same vesting schedule as the options to which they relate and are to be settled in Common Shares upon exercise or termination of the related vested options, with the number of such shares being determined at the grant dates of the DEUs. The Common Share equivalent amounts for DEUs granted to date are: Ferdinand Colloredo-Mansfeld, 14,455; Robert E. Patterson, 11,358; Franz Colloredo-Mansfeld, 10,325; and Andrew D. Ebbott, Howard B. Hodgson, Jr., Eugene F. Reilly and Neil E. Waisnor, 8,260 each.

(3) Consists of Company contribution to officer's accounts under the Company's 401(k) Plan. Does not include value attributable to DEUs granted to date.

Option Grants

  The following table provides information concerning grants of options to purchase Units made to the Named Executive Officers during 1998.

                                     Individual Grants(1)               Potential Realizable
                         --------------------------------------------- Value at Annual Rates
                         Number of                                         of Stock Price
                         Securities  Percent of   Exercise                Appreciation for
                         Underlying Total Options  or Base                 Option Term(2)
                          Options    Granted to   Price per Expiration ---------------------- -------
Name                      Granted   Employees(3)    Share      Date        5%         10%
----                     ---------- ------------- --------- ---------- ---------- -----------
Ferdinand Colloredo-
 Mansfeld...............  350,000       11.1%      $20.00    02/04/08  $4,402,262 $11,156,197
                          150,000        4.8%       19.78    12/17/08   1,865,930   4,728,634
Robert E. Patterson.....  275,000        8.7%       20.00    02/04/08   3,458,920   8,765,584
                          150,000        4.8%       19.78    12/17/08   1,865,930   4,728,634
Franz Colloredo-
 Mansfeld...............  250,000        7.9%       20.00    02/04/08   3,144,473   7,968,712
                          125,000        4.0%       19.78    12/17/08   1,554,942   3,940,528
Andrew D. Ebbott........  200,000        6.4%       20.00    02/04/08   2,515,579   6,374,970
                          100,000        3.2%       19.78    12/17/08   1,243,954   3,152,423
Howard B. Hodgson, Jr...  200,000        6.4%       20.00    02/04/08   2,515,579   6,374,970
                          100,000        3.2%       19.78    12/17/08   1,243,954   3,152,423
Eugene F. Reilly........  200,000        6.4%       20.00    02/04/08   2,515,579   6,374,970
                          100,000        3.2%       19.78    12/17/08   1,243,954   3,152,423
Neil E. Waisnor.........  200,000        6.4%       20.00    02/04/08   2,515,579   6,374,970
                          100,000        3.2%       19.78    12/17/08   1,243,954   3,152,423

--------
(1) Options granted under the Company's Long Term Incentive Plan upon the closing of the Company's initial public offering in February 1998, and additional grants in December 1998. Options vest in four equal annual installments beginning on the first anniversary of the date of grant, except that all options would vest upon a change in control of the Company (as defined in the Long Term Incentive Plan).

(2) Hypothetical gains based on assumed rates of annual compounded share price appreciation of 5% and 10% from the date of grant over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Shares or the Units. Does not include values attributable to DEU's granted to date.

(3) Based on an aggregate of options to purchase 3,145,015 Units granted to employees during the year ended December 31, 1998.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Value

  The following table provides information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 1998.

                                                     Number of Securities      Value of Unexercised
                                                          Underlying               In-the-Money
                                                      Unexercised Options             Options
                                                     at December 31, 1998     at December 31, 1998(1)
                                                   ------------------------- -------------------------
                            Shares
                         Acquired on     Value
Name                     Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Ferdinand Colloredo-
 Mansfeld...............      --           --           0         500,000         0        $251,750
Robert E. Patterson.....      --           --           0         425,000         0         218,938
Franz Colloredo-
 Mansfeld...............      --           --           0         375,000         0         191,563
Andrew D. Ebbott........      --           --           0         300,000         0         153,250
Howard B. Hodgson, Jr...      --           --           0         300,000         0         153,250
Eugene F. Reilly........      --           --           0         300,000         0         153,250
Neil E. Waisnor.........      --           --           0         300,000         0         153,250

--------
(1) Does not include values attributable to DEU's granted to date.

                  REPORT OF EXECUTIVE COMPENSATION COMMITTEE

  The Executive Compensation Committee of the Board of Trustees (the "Committee") establishes and administers the executive compensation and benefit policies and programs for all senior executive officers. The Committee consists solely of Independent Trustees. The Committee considers and recommends to the Board of Trustees an overall compensation philosophy for the Company and its affiliates. It also considers and recommends performance or operating goals to the Board of Trustees for participants in the Company's incentive plans, and administers incentive compensation and equity-based plans.

Executive Compensation Goals

  The Committee considers the following goals:

 .  To attract, develop and retain the industry's best people
 .  To align shareholder and employee interests
 .  To create shareholder and employee wealth
 .  To foster a work environment which inspires continuous innovation
 . To accomplish the foregoing goals in the most tax efficient manner to employees and the Company

  In order to fulfill the Committee's responsibilities in the Company's first year, the Company engaged a nationally recognized firm to advise the Company on compensation matters. In July 1998, this firm issued a report that provided recommendations concerning a structured compensation program. The report included a compensation framework which proposed the following:

 . Salaries should be set principally at the median market value of the position and assessed annually. Each benchmark position has a market range, typically set at the 25th and 75th percentile of comparable market levels for the position.

 . Annual incentive bonuses should be clearly linked to performance. A component of the performance standard should be linked to attainment of a common Company-wide goal, FFO growth, and a component should be linked to individual quantitative and qualitative goals.

 . Long-term incentive grants are to be made with the objective of providing senior executives and other employees with a capital accumulation opportunity commensurate with increases in shareholder value. Grant levels should be based on real estate and general industry practice.

  The Executive Compensation Committee adopted the report as a guide for establishing compensation to management and for management to apply for establishing compensation to all other employees of the Company. The components of the structured compensation program for senior executives are as follows:

 Base Salary

  Senior executive salary levels are established on the basis of a number of factors including management recommendations, industry comparables, individual performance and overall Company results.

 Annual Incentives

  The Company's senior executive officers participate in an annual incentive cash bonus plan. The target bonus amount is established based upon bonus levels for positions with comparable responsibilities at other public real estate investment trusts and recommendations contained in the consultant's report. Up to 75% of the annual target bonus is based on pre-established goals concerning growth in FFO. The remaining discretionary portion is awarded based on achievement of individual goals and extraordinary contributions to the Company's results for the past year.

 Long-Term Incentive Plan

  Awards of options under the Long-Term Incentive Plan are designed to match senior executive compensation to the creation of shareholder value and allow the senior executives to share in the success of the Company. Awards under the Long-Term Incentive Plan are based on recommendations provided in the compensation report and are discretionary.

Compensation of Chief Executive Officer

  For 1998, the Executive Compensation Committee evaluated the compensation of Mr. Colloredo-Mansfeld utilizing the same philosophy and procedures as are applied to the other senior executives of the Company. Mr. Colloredo-Mansfeld's incentive bonus was primarily based on attainment of the Company's 1998 FFO goal. The Executive Compensation Committee also awarded options to Mr. Colloredo-Mansfeld in accordance with the recommendation contained in the consultant's report.

EXECUTIVE COMPENSATION COMMITTEE

W. Nicholas Thorndike, Chairman
Christopher C. Milliken
Maurice Segall

Performance Graph

  As a part of the rules concerning executive compensation disclosure, the Company is required to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on the Common shares over a five-year period. However, since the Common Stock has been publicly traded only since January 30, 1998, such information is provided from that date through December 31, 1998.

  The following line graph compares the change in the Company's cumulative stockholder return on its shares of Common Stock from January 30, 1998 to December 31, 1998, to the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index"), the NAREIT Equity REIT Total Return Index ("NAREIT Equity Index"), and Cabot Trust's Peer Group Index(1). The line graph starts at January 30, 1998, the date that the Company's Common Shares commenced trading on the New York Stock Exchange. The graph assumes the investment of $100 in the Company and each of the indices and, as required by the Securities and Exchange Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         AMONG CABOT INDUSTRIAL TRUST,
             S&P 500 INDEX, NAREIT EQUITY INDEX AND PEER INDEX(1)

                             [GRAPH APPEARS HERE]



            Cabot      Index     NAREIT      S&P

1/30/98      100.00    100.00    100.00      100.00
2/27/98      107.19     97.37     98.20      107.04
3/31/98      119.06     98.32    100.00      112.39
4/30/98      113.13     92.33     96.88      113.41
5/29/98      109.69     91.99     96.06      111.28
6/30/98      106.88     93.45     95.92      115.66
7/31/98       94.69     85.44     89.47      114.32
8/31/98       93.13     76.88     81.15       97.65
9/30/98      105.63     88.06     86.20      103.75
10/30/98     100.00     82.81     84.57      112.08
11/30/98     104.69     83.03     85.73      118.70
12/31/98     102.19     83.37     84.14      125.40

(1) Peer index includes AMB Property Corporation, First Industrial Realty Trust, Inc., Meridian Industrial Trust, Inc. and ProLogis Trust.

              EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                      AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

  Messrs. Ferdinand Colloredo-Mansfeld, Robert E. Patterson and Franz Colloredo-Mansfeld and each of the other Named Executive Officers have entered into employment agreements with the Company and the Operating Partnership. Each of the agreements with Messrs. Ferdinand Colloredo-Mansfeld, Robert E. Patterson and Franz Colloredo-Mansfeld is for an initial term of three years, and each year the term automatically extends an additional year unless terminated in advance. The agreements with each of the other Named Executive Officers are for initial terms of two years, and each year the term automatically extends an additional year unless terminated in advance. The agreements each provide for annual base compensation in the amounts set forth in the Summary Compensation Table above, adjusted to reflect a full calendar year, and an annual Company cash bonus to be determined by the Board of Trustees or the Executive Compensation Committee. The base annual compensation may be increased in subsequent years by action of the Board of Trustees or the Executive Compensation Committee. In the event of a change in control of the Company, each agreement provides the employee or the employer with the option of terminating the agreement resulting in severance payments equal to three times the sum of the current base salary and the annual bonus paid for the preceding year and also provides for tax reimbursements in certain circumstances. Each executive is required under the terms of his employment agreement to devote substantially all of his business time to the affairs of the Company. The agreements also prohibit each executive from engaging, directly or indirectly, during the term of his employment in activities that compete with those of the Company or the Operating Partnership.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Formation Transactions

  In connection with the formation of the Company and the Operating Partnership, certain executive officers, members of their family and certain other persons (collectively, the "Cabot Group Participants") received a total of 1,705,506 Units in exchange for their interests in C-M Holdings L.P. and its affiliated partnerships (the "C-M Property Partnerships") and/or Cabot Partners Limited Partnership ("Cabot Partners"), respectively. These Units (representing approximately 3.9% of the common equity of the Company, assuming all outstanding Units not held by the Company are exchanged for Common Shares on a one-for-one basis) had a total value of approximately $34.1 million, based on the initial public offering price of the Company's Common Shares of $20.00 per share. The Cabot Group Participants' partnership interests in the C-M Property Partnerships and Cabot Partners had an aggregate net book value as of September 30, 1997 of $5.1 million. The aggregate cost to the Cabot Group Participants for these partnership interests was $8.8 million, resulting in an unrealized gain of approximately $25.3 million. The C-M Property Partnerships were owned by Ferdinand Colloredo-Mansfeld, the Company's Chairman and Chief Executive Officer, and members of his immediate family, including Franz Colloredo-Mansfeld, the Company's Chief Financial Officer, with Ferdinand Colloredo-Mansfeld owning a 97% partnership interest therein and Franz Colloredo-Mansfeld and other family members holding 1% and 2% partnership interests therein, respectively.

  Of the total number of Units received by the Cabot Group Participants in connection with the formation of the Company and the Operating Partnership,
(i) Ferdinand Colloredo-Mansfeld received 1,331,657 Units having a value, based on the initial public offering price, of approximately $26.6 million in exchange for his partnership interests in the C-M Property Partnerships and Cabot Partners, which had an aggregate cost of approximately $4.7 million and $3.9 million, respectively, (ii) Robert E. Patterson, President of the Company, received 128,590 Units having a value, on such basis, of approximately $2.6 million in exchange for his partnership interests in Cabot Partners, which had an aggregate cost of $59,000 and (iii) the other executive officers of the Company received 165,904 Units having a value, on such basis, of approximately $3.3 million in exchange for partnership interests in the C-M Property Partnerships and Cabot Partners, which had an aggregate cost of $62,000. In addition, the Company reimbursed Cabot Partners for approximately $1.2 million of out-of-pocket expenses incurred by Cabot Partners in connection with the formation of the Company pursuant to the terms of the Contribution Agreement, dated October 10, 1997, entered into in connection with the formation of the Company.

  In connection with the formation of Cabot Advisors, Inc. ("Cabot Advisors") Cabot Partners contributed to Cabot Advisors certain advisory contracts and other assets relating to properties that were not contributed to the Company or the Operating Partnership. The Operating Partnership owns all of the non-voting preferred stock of Cabot Advisors, is entitled to receive quarterly cash dividends equal to 95% of Cabot Advisors's net operating cash flow and is senior in liquidation or dissolution to the extent of the liquidation preference of the preferred stock to Cabot Advisors's common equity. Ferdinand Colloredo-Mansfeld acquired all of the voting common shares of Cabot Advisors for a cash purchase price of $100,000 and is entitled to receive quarterly cash dividends equal to 5% of Cabot Advisors's net operating cash flow.

Repayment of Debt

  Approximately $18.3 million of indebtedness secured by the properties contributed by the C-M Property Partnerships to the Operating Partnership was assumed by the Operating Partnership and approximately $13.2 million of that indebtedness was repaid from the proceeds of the Company's initial public offering and a concurrent private placement of Common Shares.

Advisory and Property Management Services

  During 1998, Cabot Advisors provided asset management and property management services related to properties owned by Ferdinand Colloredo-Mansfeld for which it earned $158,404 and $77,122, respectively.

  The level of fees charged is consistent with rates charged by Cabot Advisors to unrelated third parties.

Indemnification

  The Company has entered into indemnification agreements with each of its executive officers and Trustees that require that the Company indemnify such persons to the fullest extent permitted by Maryland law and reimburse them for legal and related expenses as incurred in connection with litigation to which they may become subject as a result of their positions with the Company, subject to an obligation to reimburse the Company if it is ultimately determined that indemnification is not permitted in the circumstances. Although the indemnification agreements provide substantially the same scope of indemnification as that to which the Company's officers and Trustees are entitled under the Company's Bylaws and applicable Maryland law, such agreements may provide greater assurance to Trustees and executive officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Trustees or the shareholders to eliminate the rights they provide.

          PROPOSAL 2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has appointed the firm of Arthur Andersen LLP as the Company's independent public accountants for 1999. A proposal to ratify this appointment will be presented at the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to adopt this proposal. If the selection is ratified, the Board may nonetheless, in its discretion, direct the appointment of a different independent accounting firm at any time if the Board determines that such a change would be in the best interests of the Company and its shareholders.

  The Company expects that representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to questions from shareholders.

  The Board of Trustees recommends a vote FOR the ratification of Arthur Andersen LLP as the Company's independent public accountants.

                                 OTHER MATTERS

  The Board of Trustees is not aware of any matters to be presented at the Annual Meeting other than those listed in the notice of the meeting. If any other matters do come before the Annual Meeting, the holders of proxies solicited hereby will vote on such other matters in their discretion in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

  In the event any shareholder intends to present a proposal at the annual meeting of shareholders to be held in 2000, such proposal must be received by the Secretary of the Company, in writing, on or before December 3, 1999, to be considered for inclusion in the Company's proxy materials relating to that meeting. Shareholder proposals also must comply with the advance notice and other requirements set forth in the Company's Bylaws, including the requirement that any such proposal must, with certain exceptions if the date of the annual meeting is changed from that of this year's Annual Meeting, be submitted to the Secretary of the Company at least 60 and not more than 90 days prior to the first anniversary of the 1999 Annual Meeting (May 3, 2000).

                            ADDITIONAL INFORMATION

  The Annual Report for the year ended December 31, 1998 prepared by the Company, accompanies this proxy statement. The Company will furnish a copy of the Form 10-K filed by the Company with the Securities and Exchange Commission for the year ended December 31, 1998 without charge to any stockholder solicited hereby. The Company will also furnish to any such stockholder a copy of the exhibits to the Form 10-K upon payment of copying costs. Requests should be addressed to Investor Relations, Cabot Industrial Trust, Two Center Plaza, Suite 200, Boston, Massachusetts 02108-1906.

                                          By Order of the Board of Trustees,

                                          /s/ Neil E. Waisnor
                                          Neil E. Waisnor
                                          Senior Vice President-Finance,
                                           Treasurer and Secretary

Boston, Massachusetts
April 2, 1999